EXECUTION VERSION

*
Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  The copy filed herewith omits the information subject to the confidential treatment request.  Omissions are designated as “***”.

Master Manufacturing Agreement

Between

Kenmec Mechanical Engineering Co., Ltd.

And

Ojo Video Phones LLC

Dated as of November 18, 2009

TABLE OF CONTENTS

MASTER MANUFACTURING AGREEMENT

THIS MASTER MANUFACTURING AGREEMENT (the “Agreement”) is entered into as of November 18, 2009 (the “Effective Date”) by and between Kenmec Mechanical Engineering Co., Ltd. (“Kenmec”), a Taiwanese corporation with its principal place of business at 3F, No. 97, Sec. 2, Nan-Kang Rd., Taipei 11578, Taiwan and Ojo Video Phones LLC (“OJO” and together with Kenmec, the “Parties” and individually, a “Party”), a Pennsylvania limited liability company with its principal place of business at 3190 Tremont Avenue, Trevose, Pennsylvania 19053 USA.

WHEREAS, Kenmec desires to design, manufacture, test, configure, assemble, package and ship certain video phone and related products for OJO, and OJO desires to purchase such services from Kenmec; and

WHEREAS, it is the intention of the Parties that this Agreement set forth the general terms and conditions under which Kenmec would deliver the services referred to in the preceding recital and that the Parties would further enter into one or more SOWs that incorporate the terms set forth in this Agreement and describe in more detail the specific services to be rendered to OJO and the financial arrangements with respect to such services.

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.           SCOPE OF AGREEMENT.  This Agreement specifies the terms and conditions under which Kenmec agrees to provide Manufacturing Services and Deliverables described in the Services Agreements, based on the Product Requirements provided by OJO.  Without limiting any specific obligation specified in any Services Agreement, Kenmec will maintain one or more manufacturing processes and production lines, purchase or procure Tools, and source Components, provide materials as needed to fulfill Kenmec’s obligations to manufacture the Products in accordance with the Product Requirements, and will put in place a customer-focused overall account management team.

2.           DEFINITIONS.  The following capitalized terms shall have the meanings given for the purposes of the Services Agreements:

2.1.       “Accepted Orders” means orders for which Kenmec has acknowledged receipt of an Order and has committed to a firm Scheduled Shipment Date.

2.2.       “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity, whether through ownership of voting securities, by contract or otherwise.

2.3.       “Bankruptcy Code” means Chapter 7 or Chapter 11 of the United States bankruptcy code (Title 11 of the United States Code).

2.4.       “Bill of Material” means the list of all Components, quantity per assembly, and part number where applicable, that is used to assemble each Product.

2.5.       “Breach Event” means any:

2.5.1.     proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a Party; assignment for the benefit of creditors or any general arrangement with creditors; discontinuance of business or adoption of a resolution calling for the same; inability to pay its debts when they become due, which cause a material adverse impact on the Parties’ relationship; appointment, with or without a Party’s consent, of a receiver or an assignee of a Party for the benefit of creditors;

2.5.2.     material breach of any provision of any Services Agreement, including (a) failure by Kenmec to make Products available for shipment in accordance with the requirements of such Services Agreement or any Accepted Order and (b) failure by Kenmec to replace or repair Non-Conforming Products in a timely manner or to provide a refund in the time frame, each as required in any Services Agreement;

2.5.3.     violation by a Party of any applicable Laws that impact the Parties abilities to perform under any Services Agreement;

2.5.4.     third party Claim of Intellectual Property infringement that would give rise to an indemnification obligation under any agreement between the Parties, provided that the right to terminate based on this Section 2.5.5 may be exercised only by the Party who would be entitled to seek indemnification; or

2.5.5.     other provision in any Services Agreement that permits a Party to terminate a Services Agreement.

2.6.       “Business Day” means a day in Philadelphia, Pennsylvania other than a Saturday, Sunday or other day on which banks located in Philadelphia, Pennsylvania, Taiwan or China are authorized or required by applicable Law to close.  Other than references to “Business Days,” all references in the Services Agreements to “days” will mean calendar days.

2.7.       “Change Order” means the written notification provided to Kenmec by OJO to implement a Design Change, as further described in Section 13.2.

2.8.       “Claim” means any actions, suits, claims, demands, debts, complaints, sums of money, accounts, reckonings, bonds, bills, covenants, agreements (whether oral or written, express or implied from any source), warranties, controversies, judgments, liabilities or obligations of any kind whatsoever, in Law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and fees and expenses of attorneys, brokers, accountants, consultants, computer forensic examiners and other professionals) asserted, commenced or threatened against a Party or any of its Related Persons.

2.9.       “Commercially Reasonable Efforts” means those efforts that would be deemed in good faith and in accordance with commonly accepted commercially reasonable practice after having taken into account all relevant commercial considerations.

2.10.     “Component” means the parts, subassemblies, software, OEM components and products, and all other materials to be incorporated by Kenmec into Products.

2.11.     “Confidential Information” shall have the meaning provided for such term in the Mutual Nondisclosure Agreement, dated October 21, 2009, between Kenmec and WorldGate Communications, Inc.

2.12.     “Deliverables” means Products, Developments, Components, packaging, programs or code to perform test verification for Deliverables, manufacturing and design documentation and other work developed or provided by Kenmec to OJO in connection with Kenmec’s performance under the SOWs.

2.13.     “Design Change” means any (a) electrical, mechanical, process, or chemical changes to the Products, (b) re-design changes, (c) geographical relocations of manufacturing from one facility to another or (d) outsourcing of the manufacturing of sub-processes.

2.14.     “Developments” means any Intellectual Property developed in connection with Kenmec’s performance under the SOWs, including any customizations, enhancements, modifications, and corrections of, and any addition to or derivative work of any Deliverable or manufacturing design or process.

2.15.     “Encumbrance” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest, covenant, exception, right of others, adverse claim or interest, right of set-off, any matter capable of registration against title, right of preemption, right of first offer or refusal, privilege or any contract to create any of the foregoing.

2.16.     “First Time Pass Rate” or “FTPR” means the percentage obtained by dividing (a) the aggregate number of Non-Conforming Products (other than any Non-Conforming Products solely the result of a Product Requirement) in a given Lot determined by OJO pursuant to its inspection and acceptance testing contemplated by Section 5.2, by (b) the aggregate number of Products for that same Lot.

2.17.     “Forecast” means OJO’s rolling estimate of its monthly purchase requirements over a six (6) month period.

2.18.     “Governmental Authority” means any federal, state, county, municipal, district or local government or government body, or any public administrative or regulatory agency, political subdivision, commission, court, board or body, or representative of any of the foregoing, foreign or domestic, of, or established by, any such government or government body that has authority in respect to a particular matter.

2.19.     “Impact Proposal” means the evaluation of the effect of proposed Design Changes on, but not limited to, the price, performance, reliability, lead and shipment times, manufacturing capacity, appearance and Components of the Deliverables.

2.20.     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, (b) Marks, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith (including the pattern used to transfer design and technical information from the Product Requirements onto a Product or Component), (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, schematics, technical data, designs, flowcharts, diagrams, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software, (g) all other proprietary rights and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

2.21.     “Law” any statute, law (including common law), constitution, treaty, charter, ordinance, code, rule, award, injunction, judgment, decree, order, ruling, subpoena or verdict, regulation and any other binding requirement or determination of any Governmental Authority.

2.22.     “Losses” means all losses, liabilities, injuries, indebtedness, obligations, deficiencies, damages, demands, fines, penalties, judgments, Encumbrances, diminution in value and claims, and all related expenses, costs, charges and fees, including fees and expenses of attorneys, brokers, accountants, consultants, computer forensic examiners and other professionals, costs of investigation, litigation, settlement, collection, and judgment, and any taxes, interest and penalties with respect to any of the foregoing.

2.23.     “Lot” means a batch of the Products manufactured under the same Order.

2.24.     “Manufacturing Lead Time” means the period of time between the Order date and the Scheduled Shipment Date.

2.25.     “Manufacturing Services” means the services performed by Kenmec or Kenmec’s Related Persons under the SOWs, including designing, developing, manufacturing, testing, configuring, assembling and packaging the Products and making Products available for shipment.

2.26.     “Marks” means all trademarks, service marks, trade dress, logos, slogans, insignia, trade names, corporate names, symbols and Internet domain names, together with all translations, adaptations, derivations, notices and combinations thereof, and all applications, registrations, renewals and goodwill associated therewith.

2.27.     “Non-Conforming Products” means any Product that does not conform to the Product Requirements or Kenmec’s warranties under any Services Agreement.

2.28.     “Obsolete Components” means Components on-hand at, or on order by, Kenmec made obsolete by a Change Order.

2.29.     “OJO Property” means (a) all Deliverables, Product Requirements, Developments, Tools, Technical Manufacturing Information, OJO Confidential Information and Intellectual Property related to any of the foregoing and (b) all property (including all Intellectual Property related thereto) furnished to Kenmec by OJO or paid for, ordered, directed or requested in connection with any SOW.

2.30.     “Order” means a written or electronic purchase order (including any attachments thereto) issued to Kenmec by OJO containing unit quantity, unit price, shipping destination and instructions, Scheduled Shipment Date and other instructions or requirements pertinent to the Products or Manufacturing Services under a given SOW.

2.31.     “Person” means an individual, corporation, partnership, unincorporated association, trust, the media, limited liability company, Governmental Authority or any other entity or body.

2.32.     “Pre-Existing Intellectual Property” means any Intellectual Property owned, conceived or developed by or for either Party prior to the Effective Date of this Agreement or independently developed by or for a Party outside the scope of the SOWs.

2.33.     “Product Requirement” means any requirement for the development of Deliverables or the provision of Manufacturing Services, including all manufacturing information, technical data and manuals, designs, schematics, drawings, documentation, packaging, Bills of Material, testing requirements, the general technical specifications listed in standards IEC 61340, ANSI ESD 20:20, IPC-A-610C, RoHS (EU Directive 2002/95) and ANSI/ASQ Z1.4 2008, compliance with the standards contained in the Quality Control Program, warranties in the applicable Services Agreement and any other criteria provided to Kenmec by OJO.

2.34.     “Product(s)” means assemblies, sub-assemblies, systems, prototypes and other products manufactured by Kenmec in accordance with the SOWs.

2.35.     “Prudent Procurement Practices” means commercially reasonable practices in connection with purchasing Components to meet Forecasts and Orders and to support variations in demand for such Forecasts and Orders, including (a) utilizing minimum order quantities and economic order quantities approved by OJO; (b) ordering and buying Components as required to meet Manufacturing Lead Times; (c) negotiating most favored customer terms with suppliers; and (d) exercising return and cancellation privileges.

2.36.     “Quality Control Program” means an ISO 9002 certified quality or equivalent program and shall include Kenmec’s current assembly and inspection processes, OJO Quality Control Inspection Procedure; OJO Appearance Inspection Document; Military Standard 105E or ANSI/ASQ Z1.4; IPC A-610 Acceptability of Electronic Assemblies; IPC A-620 Requirements and Acceptance for Cable and Wire Harness Assemblies; Electrostatic Discharge Handling Compliance and RoHS Compliance; monitoring the manufacturing processes; statistical process control; corrective action analysis of returned Product and repairs; defined failure modes; improving materials and procurement/incoming inspection processes; component traceability for critical Components (i.e., the ability to trace any given production batch to the Component lot or lots used in a given batch of Products); implementation of corrective actions and any additional requirements agreed to by the Parties.

2.37.     “Related Persons” means, collectively, jointly and severally, a Party’s predecessors, successors, Affiliates, subsidiaries (direct and indirect), successors-in-interest, executors, heirs, administrators, receivers, trustees, assignees, employees, independent contractors, agents and representatives, and its and their insurers, officers, directors, members, partners, owners, shareholders, subsidiaries (direct and indirect), employees, independent contractors, agents, representatives, attorneys, lenders, advisors, accountants and consultants.

2.38.     “Scheduled Shipment Date” means the date specified in an Order for making the Product available to OJO for shipment.

2.39.     “Services Agreements” means this Agreement, each SOW and each Order.

2.40.     “SOW” means a statement of work that incorporates the terms set forth in this Agreement and describes in more detail the specific services to be rendered by Kenmec to OJO and the financial arrangements with respect to such services.

2.41.     “Technical Manufacturing Information” means the manufacturing information, process, technology and Intellectual Property used by Kenmec or its Related Persons to design, develop, test or manufacture any Deliverable, including all inspection, manufacturing, test and quality control procedures and any other work processes; general knowledge and information relating to the Deliverables; and support documentation.

2.42.     “Term” means the term of this Agreement set forth in Section 16.1.

2.43.     “Tools” means equipment, jigs and fixtures that may be used by Kenmec or its Related Persons in the manufacture of Deliverables.

3.           DEVELOPMENT.  Kenmec may design and develop prototypes for each Product as specified in the related SOW.  OJO may engage Kenmec to render consulting, design or engineering services in connection with Deliverables.  In the event that OJO desires to engage Kenmec to render such services, the Parties shall prepare and agree upon a SOW that provides an engineering development plan, which may include a description of the services to be rendered, any milestones or delivery dates, payment terms, product roadmaps, deliverables or other terms relevant to such engagement.

4.           PRODUCT PURCHASES.

4.1.       Purchase and Sale of Products. OJO may purchase and Kenmec will sell Products pursuant to the terms and conditions of the SOWs.  Kenmec will not sell Products to any third party other than OJO, without the prior written approval of OJO.  Kenmec will refer any third party who may desire to purchase Products to OJO.  Nothing in the Services Agreements will be deemed to restrict OJO’s right to manufacture Products internally or through third parties, purchase Products from other sources or enter into a similar agreement with any third party.

4.2.       Forecasts.  To the extent OJO expects to order Products from Kenmec, OJO shall provide Kenmec with a Forecast.  Kenmec will notify OJO within five (5) Business Days of receipt of the Forecast if Kenmec is unable to meet the forecasted requirements. The absence of written notice constitutes Kenmec’s acceptance of the Forecast and commitment to the terms of the Forecast.

4.3.       Order Acknowledgment.  Purchase of Products will be initiated by issuance of an Order by OJO to Kenmec.  If Kenmec is unable to meet any requested Order requirements, Kenmec will notify OJO within ten (10) Business Days of receipt of the Order and inform OJO of the reason for its inability to meet the requirements. The absence of written notice constitutes acceptance of the Order and commitment to the terms of the Order.

4.4.       Commitment to Orders and Forecasts. Except as provided below, Forecasts supplied to Kenmec from OJO are provided as an accommodation for planning purposes and for Kenmec to purchase Components to meet the quantities stated using Prudent Procurement Practices.  If Kenmec has followed Prudent Procurement Practices, OJO assumes ultimate financial responsibility for the direct costs for work in progress, Product inventory and Component inventory to meet Accepted Orders that have been canceled or decreased or Forecasts that have been revised.

4.5.       Manufacturing Lead Time. The Manufacturing Lead Time for each Product will be provided in the applicable SOW.  Kenmec shall give OJO advance written notice of any proposed increase in Manufacturing Lead Time, which shall be applicable to all Orders accepted by Kenmec after the date of receipt by OJO of such advance written notice.

4.6.       Duty to Fulfill Orders.  Kenmec agrees to fulfill all Accepted Orders in accordance with the applicable Services Agreement, even if the Scheduled Shipment Dates under such Accepted Order occur after the date of expiration or termination of such Services Agreement.  If for any reason Kenmec is unable to meet an Accepted Order, without waiving any breach of the Services Agreement by Kenmec, Kenmec will notify OJO of such inability within two (2) Business Days of discovery of the problem and will provide OJO a corrective action plan.

4.7.       Emergency Orders.  If OJO deems it necessary, it may order Products on an emergency basis subject to the availability of such Products in Kenmec’s inventory.  Kenmec will use its Commercially Reasonable Efforts to make such Products available for shipment within forty-eight (48) hours.  OJO will pay any reasonable additional expenses related to such order.

4.8.       Discontinued Products.  Kenmec acknowledges its obligation to manufacture, supply and support the Products without interruption.  If, however, during the Term and after the first year of shipment of a Product, Kenmec seeks to discontinue the manufacture, supply or support of such Product (a “Discontinued Product”), Kenmec will give written notice to OJO at least six (6) months in advance of the last date the Discontinued Product can be ordered.  After receipt of notice of discontinuance, OJO may choose any, all or none of the following: (a) continue to place Orders for the Discontinued Product for the remaining six (6) month period prior to discontinuance; (b) at the end of the six (6) month period, issue one final Order to Kenmec for such quantity of the Discontinued Product as OJO deems necessary for its future requirements to be manufactured by Kenmec in one batch with scheduled deliveries over a mutually agreed period; and (c) manufacture the Discontinued Product under the manufacturing rights granted in Section 17.2, without payment to Kenmec of any royalties or other charges.

4.9.       Documentation.  Kenmec shall utilize Commercially Reasonable Efforts to ensure that Technical Manufacturing Information are completely and accurately maintained and kept up to date.  As requested by OJO, Kenmec shall provide OJO such Technical Manufacturing Information and shall use Commercially Reasonable Efforts to collect reports and certifications regarding materials included in the Products.  In the event any supplier does not provide such reports and certifications for materials included in the Products, Kenmec shall notify OJO and take such other action as the Parties mutually agree.  Kenmec shall provide a material safety data sheet in a form requested by OJO for any Products that contain any chemicals which are regulated by the U.S. Occupational Safety and Health Administration’s hazard communications regulations set forth in 29 CFR 1910.1200.  Kenmec shall obtain certifications from each of its suppliers that the materials purchased by Kenmec are not on the U.S. Toxic Substances Control Act, 15 U.S.C.S. §2601, et seq., chemical inventory or are subject to an exemption.

5.           DELIVERY AND ACCEPTANCE.

5.1.       Delivery. Kenmec shall mark, pack, crate, transport, make available for shipment and store all Products to reasonably ensure, without additional cost to OJO, (a) delivery of the Products to their ultimate destination without damage, (b) compliance with all requirements of the carrier selected by OJO, the shipping and destination authorities, and with good commercial practices, (c) compliance with OJO’s bar code requirements and other marking requirements and (d) compliance with the Product Requirements, and to reasonably ensure, at OJO’s cost as provided in the applicable SOW, compliance with any special instructions of OJO.  All invoices, shipping documents, exterior packaging and correspondence related to an Order shall indicate the Order number and include suitable markings and information to reference the covered Products.  All shipments shall be accompanied by the appropriate shipping documents, including applicable customs and export documentation and an itemized packing list indicating the Order number, description of the Products and total quantity by Lot for such Products.  OJO’s count and/or weights shall be conclusive on shipments not accompanied by a conforming packing list.  Unless otherwise agreed by the Parties, all Product shipments will be FCA (Incoterms 2000) at Kenmec’s facility.  Title to and risk of loss for a Product will pass to OJO at such Kenmec’s facility as contemplated by FCA (Incoterms 2000) shipping terms.  Kenmec shall not change the location of the manufacturing facility for the Products from Taiwan to any other location without the written consent of OJO.  Kenmec agrees to provide reasonable assistance, at Kenmec’s cost, to OJO in connection with obtaining or determining appropriate classification of Products for import purposes wherever the Product will be shipped.

5.2.       Acceptance.  The Parties shall mutually agree on the inspection and acceptance testing criteria related to the Products, which shall be subject to periodic revision as mutually agreed to by the Parties.  All Products shall be subject to inspection and acceptance testing by OJO for fifteen (15) days after receipt of such Products by OJO to determine conformity with the applicable Order and the Product Requirements.  On at least five (5) days advance notice, OJO may also inspect Products at Kenmec’s facility prior to the shipment thereof to OJO, and Kenmec shall provide all reasonable assistance for such inspection.  OJO shall be under no duty to inspect Products prior to use or resale of the Products, and neither inspection, acceptance, receipt, retention, use, resale, nor payment of or for the same shall be construed to constitute a waiver of any obligations of Kenmec with respect to such Product.  In addition, OJO may reject a Lot if any Non-Conforming Products are discovered in such Lot and it is reasonably likely that certain remaining Products in such Lot may be affected.  In such case, the expenses of OJO in sorting and testing the Products in order to find Non-Conforming Products shall also be reimbursed to OJO by Kenmec.  In the event that the Product does not pass acceptance test procedures or inspection procedures, OJO may deem such Product a Non-Conforming Product and OJO will have all available remedies with respect to Non-Conforming Products.

5.3.       Early, Over and Partial Shipment.  Without express written consent from OJO, Kenmec will not ship Products more than five (5) days in advance of the Scheduled Shipment Date, will not deliver more Products than the quantity specified in the Order and will not make shipments of Products covered by an Order that have less than the number of units of Product equal to ninety percent (90%) multiplied by the number of units contemplated by the full amount of such Order.  In the event of early, over or partial shipment, OJO may return (in accordance with Section 11.2.2) the delivered Products.  If OJO elects to retain the Products, OJO will not issue payment for such Products until such time that payment would have been due if Orders had been properly fulfilled.  Lot sizes and minimum shipment quantities will be agreed to by the Parties.

5.4.       Late Shipment.

5.4.1.     Other than as solely a result of (a) a force majeure events contemplated by Article 13, (b) delays due to the poor quality of OJO-consigned Components, (c) delays due to vendors that Kenmec was specifically directed by OJO to purchase a specific component from and that fail to meet agreed upon delivery dates, or (d) equipment and test inefficiencies provided by OJO that directly affected the delivery of the Product, (A) in addition to any other remedies available to OJO, any Order with respect to a Product that has not been made available for shipment thirty (30) or more days after the Scheduled Shipment Date may be cancelled by OJO without charge or penalty to OJO and (B) OJO shall have the right to require Kenmec to pay liquidated damages to OJO, as partial relief for the damages suffered by OJO for such delay, in an amount equal to the expedited shipping costs for the delayed Products plus, for any Product made available for shipment more than thirty (30) days after the Scheduled Shipment Date, five percent (5%) of the purchase price for such Product.

5.4.2.     The Parties acknowledge and agree that the sums payable under this Section 5.4 shall constitute liquidated damages and not penalties and are in addition to all other rights and remedies of OJO under the Services Agreements or otherwise.  The Parties further acknowledge that (a) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (b) the amounts specified in this Section 5.4 bear a reasonable relationship to, and are not plainly or grossly disproportionate to, the probable loss likely to be incurred in connection with any failure by Kenmec to meet a Scheduled Shipment Date, (c) one of the reasons for the Parties reaching an agreement as to such amounts was the uncertainty and cost of litigation regarding the question of actual damages, and (d) the Parties are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Agreement at arm’s length.

5.5.       Country of Origin and Duty Drawback. Upon OJO’s request, Kenmec will provide OJO with an appropriate certification stating the country of origin for the Products sufficient to satisfy the requirements of any applicable export licensing Laws.  Kenmec will mark each Product, or the container if there is no room on the Product, with the country of origin.  OJO will be the importer or exporter of record for all Products to be shipped to OJO.  If OJO is not the importer of record and Kenmec obtains duty drawback rights to any Products, Kenmec will, upon OJO’s request, provide OJO with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to OJO.

6.           FLEXIBILITY GUIDELINES.

6.1.       Increase in Demand.  Kenmec agrees to use Commercially Reasonable Efforts to meet variations in Product demand outside of Forecasts and Orders.  Increases to Forecasts and Orders will be done in accordance with Sections 4.3 and 4.4, respectively.

6.2.       Cancellation and Reduction in Demand. OJO may cancel or decrease an Order or revise a Forecast in whole or in part upon written notice to Kenmec, and Kenmec will then (a) immediately cease or reduce production and all work in progress related to the affected Order or Forecast; (b) within one (1) Business Day, re-generate its material requirements plan and initiate the process of contacting its suppliers to notify them of the changes in demand; (c) contact all applicable suppliers within three (3) Business Days; and (d) apply Prudent Procurement Practices to cancel, re-schedule or reduce the supply of Components to align with the cancelled or reduced Order or revised Forecast.  If Kenmec has complied with the prior sentence, OJO assumes ultimate financial responsibility for the direct costs for work in progress, Product inventory and Component inventory to meet Accepted Orders that have been canceled or decreased or Forecasts that have been revised.

6.3.       Rescheduled Scheduled Shipment Dates.  Without the prior agreement of Kenmec, OJO may delay, defer or reschedule any Scheduled Shipment Date at no charge to OJO with respect to the following percentages of Products:

6.3.1.     one hundred percent (100%) of Products with a Scheduled Shipment Date of eighty four (84) days or more following the date notice is given to Kenmec;

6.3.2.     fifty percent (50%) of Products with a Scheduled Shipment Date of fifty six (56) days or more but less than eighty four (84) days following the date notice is given to Kenmec;

6.3.3.     thirty percent (30%) of Products with a Scheduled Shipment Date of twenty eight (28) days or more but less than fifty six (56) days following the date notice is given to Kenmec; and

6.3.4.     zero percent (0%) of Products with a Scheduled Shipment Date less than twenty eight (28) days following the date notice is given to Kenmec.

Any particular Scheduled Shipment Date may only be delayed, deferred or rescheduled once without any charge to OJO.  Ojo may not delay, defer or reschedule a Scheduled Shipment Date by more than three (3) months.  Any additional changes to a previously delayed, deferred or rescheduled Scheduled Shipment Date shall require the mutual agreement of the Parties.

7.           COST MANAGEMENT.

7.1.       Methodology.  Kenmec shall use its Commercially Reasonable Efforts to achieve pricing over time for the Products and Manufacturing Services provided to OJO that is as favorable as that which could be reasonably attained from other contract manufacturers for comparable volumes of substantially similar products and comparable manufacturing services.

The Parties agree to pursue continuous cost reduction initiatives to ensure that sustainable and competitive pricing is achieved and maintained.  These initiatives may include supply chain redesign, review of available supplier agreements to ensure best pricing and terms, improved logistics solutions, manufacturing processes and test efficiency/elimination improvements, and Product redesign.  Kenmec will demonstrate cost reduction improvements and report such results to OJO on a calendar quarterly basis as part of a rolling cost management process with an eighteen (18) month outlook for each Product.

7.2.       Cost Reduction Sharing.  As a result of any improvements contemplated by Section 7.1 or otherwise, Kenmec agrees to provide OJO with (a) fifty percent (50%) of any cost savings realized by Kenmec during the first year of implementation with respect to Products that are subject to an SOW and corresponding fully-costed Bill of Material and (b) one hundred percent (100%) of any cost savings realized by Kenmec after the first year of implementation with respect to Products that are subject to an SOW and corresponding fully-costed Bill of Material.  Notwithstanding anything to the contrary in any Services Agreement, Kenmec shall not be entitled to the benefits of any cost reductions with respect to Variable Priced Components.

7.3.       Most Favored Customer .  If Kenmec offers a better price or pricing formula to any other customer for any Products or products similar to the Products, based on similar volumes and under similar circumstances and conditions, Kenmec agrees to immediately offer such price or pricing formula to OJO.  Kenmec agrees to fulfill its obligations in this Section 7.3 in good faith in accordance with Kenmec’s standard pricing models and forecasting tools.  OJO reserves the right, upon two (2) Business Days prior notice, to conduct an audit of Kenmec’s books and records to ensure compliance with this Section 7.3.

8.           PRICES AND PAYMENT TERMS.

8.1.       Pricing Management Process.

8.1.1.     Kenmec shall use Commercially Reasonable Efforts to provide OJO a fully-costed Bill of Material and Manufacturing Lead Time for each Product requested by OJO, which shall provide the price of each Component in such Product and shall be provided to OJO within the period of time mutually agreed to by the Parties.  The Parties shall use their Commercially Reasonable Efforts to reduce the cost of such fully-costed Bill of Material and Manufacturing Lead Time prior to finalization.  The Parties shall mutually agree on the final fully-costed Bill of Material and Manufacturing Lead Time for each Product.  For Manufacturing Services related to the Products, the Parties agree that Kenmec shall be permitted a markup for each Product of [***].  All quotations, Bills of Material and Manufacturing Lead Times shall be deemed Confidential Information of OJO.

8.1.2.     Prices for Products shall remain stable unless changed in accordance with this Section 8.1.  Product price changes based on material increases or decreases to Component Prices or to the costs for Manufacturing Services shall be discussed by the Parties.  Notwithstanding the foregoing, (a) during the Bill of Material finalization process, the Parties shall mutually agree on any Components that regularly and materially fluctuate in price and for which Kenmec shall not be required to accept the risk related to such fluctuating prices (such Components, the “Variable Priced Components”); (b) the Partiesagree that the costs for Variable Priced Components on the Bill of Material shall not be fixed until such time as OJO places an Order for the Product contemplated by such Bill of Material; and (c) the costs for Variable Priced Components shall be fixed at the market price (as mutually agreed to by the Parties) at the time OJO places an Order.

*** This information has been omitted and has be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.1.3.     If, during the Term, changed prices are put in effect pursuant to this Agreement or by mutual agreement of the Parties, such prices shall apply to all new Accepted Orders after the effective date of such prices, but shall not apply to any open Accepted Orders that exist at the time of the effective date of such prices.

8.2.       Payment Terms.  OJO shall pay all undisputed charges with respect to Orders related to Products that conform to the Product Requirements within thirty (30) days after OJO has received the invoice with respect to such Order.  Kenmec shall not issue any invoices for Products unless Kenmec has made the Products available for shipment to OJO at Kenmec’s facility and has provided OJO notice thereof.  Notwithstanding anything to the contrary in any Services Agreement, and without being deemed in default of any Services Agreement, if Kenmec owes any amounts to OJO that have not been paid, OJO may withhold payment of an equal amount owed by OJO to Kenmec.  Any payments not received by their respective due dates (other than with respect to any disputed amounts) may bear interest at a rate of one percent (1.0%) per month (or the pro-rata portion thereof) or the maximum rate permitted by Law, whichever is less, until paid in full.  Any payments made by OJO will be without prejudice to OJO’s right to subsequently claim or determine that it has overpaid Kenmec or to require Kenmec to remedy any deficiencies in Kenmec’s performance required by the Services Agreements.

8.3.       Additional Charges and Expenses.  Kenmec will separately list on its invoices all charges and expenses relating to the Products, including agreed to set-up, tooling, or non-recurring engineering expenses agreed to by the Parties.

8.4.       Disputed Invoices.  If a Kenmec invoice does not meet the invoicing requirements of the applicable Services Agreements, or if OJO in good faith disputes any invoiced charges, OJO will notify Kenmec of the disputed items and may withhold payment of the disputed charges pending resolution of the invoicing or dispute.  The Parties will use their Commercially Reasonable Efforts to attempt to resolve any failure to meet the invoicing requirements or any disputed invoiced charges.

9.           COMPONENT PROCUREMENT.

9.1.       Prudent Procurement Practices. Kenmec will purchase Components using Prudent Procurement Practices to support OJO’s Forecasts and Orders and react to support the variations in demand using Prudent Procurement Practices for such Forecasts and Orders to deliver Products to OJO in accordance with specified Scheduled Shipment Dates.  OJO has the right to conduct periodic audits of Component pricing quoted to OJO.  If Kenmec has not followed Prudent Procurement Practices, in the event of excess Component inventory due to cancellation, termination or demand reductions with respect to Forecasts and Accepted Orders, OJO will not be liable for that portion of the Component inventory purchased in excess of the amount that would have been purchased if Prudent Procurement Practices had been used.  If Kenmec has followed Prudent Procurement Practices, in the event of excess Component inventory due to cancellation, termination or demand reductions with respect to Forecasts and Accepted Orders, OJO will be liable for such excess Component inventory.

9.2.       Inventory Management.  Kenmec shall provide such cooperation as may reasonably be requested by OJO, at OJO’s sole cost, in connection with the establishment of an inventory management program with a third party warehouse or inventory management services provider.  Kenmec agrees, upon the request of OJO, to use Commercially Reasonable Effort to set up and implement electronic means of receiving Forecasts, Orders and other communications under the Services Agreements.  Kenmec is responsible for managing Component allocations in the supply chain, excluding (a) OJO-consigned Components or (b) vendors that Kenmec was specifically directed by OJO to purchase a specific component from and that fail to enter into a supply agreement with Kenmec.

9.3.       Component Discontinuances.

9.3.1.     If either Party receives notice from a supplier or the other Party that a Component will be discontinued, the Party receiving such notice will immediately notify the other Party and will work with that Party to identify a form, fit and function replacement in a reasonable period of time.  The Parties will develop an appropriate action plan, including all sample requirements, product qualifications, and schedule changes necessary to reach a mutually agreeable resolution of the discontinuance and the Parties shall use Commercially Reasonable Efforts to find an alternate source of supply.  Upon OJO’s request, Kenmec will disclose to OJO the agreements in place with the supplier of such discontinued Component.

9.3.2.     In the event that OJO cannot identify a form, fit and function replacement, or does not approve a replacement identified by Kenmec, for any discontinued Components, pursuant to a SOW, Kenmec shall purchase the available inventory of such discontinued Components as requested by OJO and manage the consumption of such inventory.  OJO will pay Kenmec the purchase price, plus any third party costs associated with storage or handling, paid by Kenmec for the amount of such inventory of such discontinued Components in excess of the inventory of such discontinued Components necessary for OJO’s then-outstanding Forecasts and Orders.

9.4.       Component Shortages.  Kenmec agrees to provide appropriate technical and commercial support to ensure supply of all Components that may be in limited supply.  In the event of a probable or potential Component shortage or availability problem, Kenmec will immediately notify OJO.  The Parties will agree on appropriate action and allocation of associated costs.  In addition, the Parties may mutually agree to operate with a price part variance dollar limit on a single or multiple Component basis to procure Components in shortage of supply.  For general market allocation issues that arise for Components, the Parties will follow the process set forth below:

9.4.1.     The Parties will provide each other monthly updates on the Component marketplace.  Specific reference will be made to Components that are considered by either Party to be at risk or currently in allocation.  If either Party identifies a Component as being on allocation, the Parties will meet to discuss the problems and agree upon a time based, aggregate, dollar amount limit that Kenmec can use to cover all premium purchases for that allocated Component, without having to get line item approval from OJO.

9.4.2.     Kenmec, on a weekly basis, will report to OJO the following for each allocated Component: (a) agreed upon Component limit; (b) spend to date for allocated Component; and (c) forecasted spend for allocated Component.

9.4.3.     Kenmec agrees to utilize Prudent Procurement Practices to purchase Components in market allocation periods.  Kenmec agrees to review and modify as required the frequency of supplier forecast transmissions during the allocation period.  Kenmec further agrees to use such allocated Components procured to meet Forecasts and Accepted Orders.

9.5.       Component Forecasts from Kenmec to Suppliers.  Kenmec will provide to applicable suppliers on a monthly basis a rolling six (6) month forecast of the key, unique or long-lead Component requirements to be procured.  Kenmec will update the forecast at least monthly for all planned orders.  A copy of the forecast will be provided to OJO upon request.

9.6.       Component Prices.  Kenmec represents, covenants and agrees that the prices which OJO pays hereunder for Components are not in excess of the lesser of Kenmec’s purchase price or the applicable vendor’s list, catalog or published prices for the Components.

10.         WARRANTIES AND INDEMNIFCATION.

10.1.     Product and Component Warranties.  Kenmec represents and warrants to OJO that the statements contained in this Section 10.1 are true and correct.

10.1.1.   Products Warranty. All Products will (a) be new or newly manufactured, include new Components and be manufactured, processed and assembled by Kenmec; (b) conform strictly to the Product Requirements; (c) comply with all applicable Laws; (d) be free and clear of all Encumbrances and other claims to title or ownership; and (e) be free from defects in material, workmanship and design; provided however that, the warranty under this Section 10.1.1(e) shall not apply to the extent that a Product defect results from (i) accident or misuse after title has passed to OJO; (ii) repair or modification not permitted by the Services Agreement; (iii) the Product Requirements, unless the defect results from Kenmec’s implementation of the Product Requirements or (iv) inadequate equipment and test inefficiencies provided by OJO.

10.1.2.   Components Warranty. Kenmec will pass on to OJO all suppliers’ warranties and indemnities to the extent that they are transferable.  Kenmec agrees to use Commercially Reasonable Efforts (a) to ensure that all warranties and indemnities from suppliers are transferable to OJO and (b) to obtain a warranty and indemnity with respect to each Component used in a Product that such Component does not violate or infringe any Intellectual Property of any Person.

10.1.3.   Performance.  Kenmec will perform all work under the Services Agreements in a professional manner and with corresponding diligence, expertise and skill.

10.1.4.   Ozone Depleting Substances. The processes used to manufacture the Products do not contain any “Class 1 Substance” or “Class 2 Substance”, as those terms are defined in 42 USC Section 7671 and implementing regulations of the U.S. Environmental Protection Agency at 40 CFR Part 82.

10.1.5.   Bribery.  No gratuities have been or will be offered or given by Kenmec or its Related Persons to OJO or any of its Related Persons, or, to the extent violative of any applicable Law, including the U.S. Foreign Corrupt Practices Act, to any representative or employee of any Governmental Authority or political party, for the purpose of securing favorable treatment with respect to the awarding, performance or amendment of any contract.

10.1.6.   Forced, Indentured or Convict Labor.  All Products will not be produced, manufactured, mined, or assembled, in whole or in part, with the use of illegal child labor or forced, convict, and/or indentured labor under penal sanction as prohibited by any Law.

10.1.7.   Export Controls.  Kenmec acknowledges that OJO Property may be subject to import or export Laws, and any use or transfer of OJO Property must be in compliance with all such Laws.  Kenmec will not use, distribute, transfer, or transmit OJO Property except in compliance with such Laws.  If requested by OJO, Kenmec agrees to sign written assurances and other documents as may be required to comply with such Laws.

10.1.8.   Technical Expertise.  Kenmec will maintain technical expertise on Products, including personnel with sufficient training to be able to repair the Products; tools and equipment needed for the repair of Product (provided that, any unique tools and equipment needed for the repair of Product shall be provided by OJO to Kenmec as needed); and ready access to historical and most current manufacturing documents.  Unless otherwise agreed to in a SOW, all costs and expenses for Kenmec to provide technical support and expertise to OJO shall be at Kenmec’s sole cost.

10.2.     General Representations and Warranties of the Parties.  Each Party represents and warrants to the other Party that the statements contained in this Section 10.2 are true and correct.

10.2.1.   Status and Authority.  Such Party is an entity validly existing and in good standing under the Laws of the jurisdiction in which it was formed.  Such Party has the requisite power and authority to execute and deliver the Services Agreements and to perform the transactions to be performed by it under the Services Agreements.  Such execution, delivery and performance has been duly authorized by all necessary action on the part of such Party.  This Agreement constitutes, and any other Services Agreement will constitute when executed and delivered, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy and other Laws that affect the rights of creditors generally.

10.2.2.   Consents and Approvals.  Neither the execution and delivery by such Party of any Services Agreement, nor the performance of the transactions contemplated by such Party under the Services Agreements, will require any filing, consent, renegotiation or approval, or conflict with, result in any breach of or constitute a default under (a) any provision of any Law to which such Party is subject, (b) the constituent documents of such Party, or (c) any contract, governmental permit or other document to which such Party is subject.  At the time of execution of this Agreement, such Party is not aware of nor has such Party received notice of any pending or threatened legal action or proceeding by or against it that may have a material adverse effect on its ability to fulfill its obligations under any Services Agreement.

10.3.     Survival of Warranties. The warranties under Section 10.1 will survive any inspection, delivery, acceptance or payment by OJO and be in effect for a sixteen (16) month period, or such other term as agreed to by the Parties, following the date of delivery of such Product to OJO (the “Warranty Period”).  This warranty is extended to, and may only be enforced by OJO.   All other warranties in the Services Agreements other than in Section 10.1 shall survive indefinitely.

10.4.     Indemnification.  Kenmec shall indemnify, defend (at OJO’s option and using legal counsel satisfactory to OJO) and hold harmless OJO and its Related Persons from any Losses based on, arising from or related to (a) any breach of any Services Agreement by Kenmec or its Related Persons, (b) any allegation that any Products (other than with respect to the Product Requirements), or the use or sale thereof in accordance with the Services Agreements, violates or infringes any intellectual property right of any Person, (c) strict liability in tort or product liability in connection with any contributions to the Products by Kenmec or its Related Persons under the Services Agreements or (d) any personal injury or property damage sustained or claimed to have been sustained by OJO or its Related Persons during such Person’s presence on the property of Kenmec.  Kenmec shall not compromise any third-party claim or consent to the entry of any judgment without an unconditional release of all Losses of OJO and its Related Persons to each claimant or plaintiff.

10.5.     EXCEPT FOR A BREACH OF SECTIONS 5.4 OR 19.6 OR ARTICLE 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE IN ANY MANNER WHATSOEVER FOR ANY DAMAGES RESULTING FROM LOSS OF DATA, PROFITS OR USE OF PRODUCTS OR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF REVENUES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THIS LIMITATION OF LIABILITY WILL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE.  NONE OF THE REMEDIES OF EITHER PARTY ARE EXCLUSIVE OR INTENDED TO LIMIT ANY OTHER LEGAL OR EQUITABLE REMEDIES AVAILABLE.   NEITHER PARTY HERETO MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE NOT EXPRESSLY CONTAINED IN ANY SERVICES AGREEMENT.

11.         NON-CONFORMING PRODUCTS.

11.1.     Non-Conforming Product.  In the event that OJO receives a Non-Conforming Product, OJO will determine which one of the following processes will be used:

11.1.1.   Repair of Non-Conforming Products.  In OJO’s discretion, OJO or its Related Persons may repair Non-Conforming Products and Kenmec will be responsible and shall promptly reimburse OJO for the reasonable costs of repairing Non-Conforming Products.  OJO’s use of a Related Person to repair Non-Conforming Products will not void any warranties of Kenmec under any Services Agreement.  Kenmec reserves the right to audit such third party repairs and charges.

11.1.2.   Return of Non-Conforming Products.  In OJO’s discretion, OJO may return the Non-Conforming Product to Kenmec and the following provisions shall apply:

11.1.2.1.  At OJO’s option, OJO will (a) create a debit memo against which Kenmec will provide OJO with a credit for the purchase price of the Non-Conforming Product, (b) create an internal debit memo that will deduct the purchase price of the Non-Conforming Product from the next invoice payable to Kenmec, (c) create a replacement memo against which Kenmec will promptly provide OJO with a replacement Product, or (d) create a repair memo against which Kenmec will promptly provide OJO with a repaired Product.

11.1.2.2.  Kenmec will be responsible for all freight and transportation charges and import and export costs associated with the return of Non-Conforming Products to Kenmec, and with the delivery of replacement or repaired Products to OJO; provided that, if any Product returned to Kenmec that was deemed by OJO to be a Non-Conforming Product for which Kenmec paid the applicable freight and transportation charges and import and export costs, but such Product was not a Non-Conforming Product, OJO shall reimburse Kenmec for the actual amount paid by Kenmec for the applicable freight and transportation charges and import and export costs related to returning the Product to Kenmec.  Title and risk of loss or damage to the Non-Conforming Products will pass to Kenmec upon OJO’s tender of the Non-Conforming Products to the freight carrier.  Unless mutually agreed upon by the Parties, if OJO returns the Non-Conforming Product to Kenmec, Kenmec is not permitted to re-sell the Non-Conforming Product to OJO or otherwise.

11.2.     Repairs Due to Component Failures. In the event that OJO receives a Non-Conforming Product and the Parties determine that the defects results from a Component, Kenmec will negotiate with the applicable supplier, with OJO present or on OJO’s behalf (at OJO’s option), for additional remedies outside of the warranties pursuant to or contemplated by Article 10.  Kenmec shall not enter into any settlement with respect to Component failures that affects any of OJO’s rights or interests without OJO’s prior written approval, which shall not be unreasonably withheld.

12.         QUALITY.

12.1.     Process Quality Problems.
12.1.1.   Kenmec agrees to promptly establish and implement corrective action plans mutually agreed upon by the Parties as necessary to correct any process quality issues that are identified.  The Parties will establish a mutually agreeable FTPR for each Product as part of the inspection and acceptance testing criteria contemplated by Section 5.2.  With respect to any shipment of Product, Kenmec, at its sole cost, agrees to maintain, for a period of two (2) months after a particular shipment of Products, an inventory of such Products in an amount equal to (a) the lesser of two percent (2%) or such lesser percentage as requested by OJO in writing multiplied by (b) the number of such Products contained in such shipment (such inventory, the “Available Replacement Inventory”).

12.1.2.   If (a) during the first six (6) months after the initial manufacture by Kenmec of a particular model (as identified by stock keeping unit (SKU)) of Product, the FTPR for any particular Lot of such Product exceeds ten percent (10%) or (b) at any time following the first six (6) months after the initial manufacture by Kenmec of a particular model (as identified by stock keeping unit (SKU)) of Product, the FTPR for any particular Lot of such Product exceeds five percent (5%), Kenmec shall promptly coordinate and pay the costs for identifying and repairing or replacing the Non-Conforming Products contained in such Lot, including paying the costs of expedited shipping of Available Replacement Inventory to OJO.  OJO shall not be charged any costs (e.g., manufacturing, Component, Product, shipping or other) for any Available Replacement Inventory provided to OJO to replace Non-Conforming Products.

12.1.3.   After the expiration of the two (2) month holding period related to a particular batch of Available Replacement Inventory, (a) if OJO places an additional Order for the Products in such batch of Available Replacement Inventory, Kenmec shall integrate the remaining Products in such batch of Available Replacement Inventory into such additional Order and (b) if OJO does not place an additional Order for the Products in such batch of Available Replacement Inventory, OJO assumes financial responsibility for the costs of such Products.

12.2.     Product Quality Problems.   Kenmec will notify OJO within one (1) Business Day after identifying any significant quality issues relating to the Products that will affect FTPR goals, will document to OJO the inspection leading to this action and will inspect existing inventories and remove defective Products and Components within five (5) Business Days.  Upon OJO’s receipt of notification from Kenmec, the Parties will work together to determine the root cause analysis of any quality problems.  For quality problems that are attributable to OJO, Kenmec will assist OJO (at OJO’s sole cost) in establishing and implementing a corrective action plan relating to Kenmec’s manufacturing process or Components.  For quality problems that are attributable to Kenmec, Kenmec (at Kenmec’s sole cost) will establish and implement a corrective action plan mutually agreed upon by the Parties to remedy such problems.  A copy of the implemented corrective action plan will be provided to OJO.  Kenmec will provide OJO with weekly updates, and notify OJO after the correction plan has been fully implemented and the problem has been resolved.  After OJO has verified that the corrective action plan has been fully implemented and the problem has been resolved, OJO will notify Kenmec that the corrective action plan has been closed.  Kenmec will maintain all records relating to corrective action plans for a minimum of five (5) years after OJO notifies Kenmec that such corrective action plan has been closed.

12.3.     Process Improvement and Quality Control Program.  Kenmec shall use its Commercially Reasonable Efforts to develop and, if agreed to by OJO, implement process improvements.  Kenmec shall maintain a documented Quality Control Program at Kenmec’s facilities acceptable to OJO.  Kenmec shall provide OJO with the documentation on the quality control program on a calendar quarterly basis.  Kenmec shall promptly request from OJO any standards that Kenmec is not aware of that are required by the Quality Control Program.  Revisions and improvements to the Quality Control Program shall be made on a continuous basis by Kenmec with the consent of OJO.  As requested by OJO, Kenmec agrees to provide OJO with information on the Quality Control Program on a calendar quarterly basis.  The relevant quality control process utilized by Kenmec shall be referenced when performing incoming, in-process, and outgoing inspections of all electrical, mechanical, subassemblies and finished goods.  If any Product does not meet the standards contained in the quality control program, such Product shall be deemed a Non-Conforming Product.

12.4.     Inspection.  OJO and its Related Persons may inspect and audit (without unduly interfering with Kenmec’s operations) the Kenmec plant, purchasing processes, manufacturing processes, Quality Control Program and supporting documentation.  The inspection or audit may take place at any time during the Term, on five (5) Business Days notice, during normal business hours.  OJO and its Related Persons shall use Commercially Reasonable Efforts to minimize the frequency of audits.  Kenmec will provide, at no charge to OJO, access to such facilities and services as are reasonably required by OJO in performing such inspection and audit.

12.5.     Continuity Plan.  Kenmec shall promptly develop and keep current a formal business continuity plan detailing Kenmec’s plans, procedures and designated resources for timely response to and recovery from potential civil, natural, and physical plant disasters that could reasonably be expected to disrupt Manufacturing Services.  Kenmec agrees to notify OJO as soon as possible in the event of a crisis that disrupts the Manufacturing Services.  Unless authorized in advance by OJO, Kenmec will not refer to OJO in public and media communications about any crisis or subsequent recovery.

13.         PROCESS CHANGE NOTIFICATION.

13.1.     Kenmec Proposed Changes. No Design Changes may be made to, or incorporated into, Products without the prior written approval of OJO. Kenmec will provide OJO advance notice of any proposed Design Changes and provide documentation, evaluation samples and an Impact Proposal relating to such Design Changes.  Written approval of the Impact Proposal must be received by Kenmec from OJO prior to any implementation of the Design Change.  Any effect on price or other terms resulting from Design Changes will be mutually agreed to by the Parties in the Impact Proposal.

13.2.     OJO Proposed Changes. Kenmec acknowledges that OJO may need to change Products or processes during the Term.  These changes will be communicated through a Change Order.  Kenmec is only to take action when given a Change Order from OJO.  After receipt of the Change Order, Kenmec will provide to OJO within two (2) Business Days an acknowledgement of the Change Order and promptly thereafter provide an Impact Proposal describing any delivery impact, an implementation date, potential scrap or material exposure and the impact on the cost of the Product due to Change Order changes.  If the Impact Proposal is acceptable, OJO will notify Kenmec and provide specific instructions to Kenmec on Change Order implementation.

13.3.     OJO Financial Responsibility. If OJO accepts an Impact Proposal, OJO will assume liability for any incremental costs identified as OJO’s responsibility in the Impact Proposal and for any Obsolete Components, made obsolete due to a Change Order implementation and that were purchased or committed to be purchased by Kenmec using Prudent Procurement Practices, by utilizing one of the following methods (at OJO’s option): (a) purchasing the Obsolete Components from Kenmec, at Kenmec’s third party acquisition costs for such Obsolete Components and having the Obsolete Components returned to OJO; (b) authorizing Kenmec to sell Obsolete Components internally or externally and OJO, upon review and agreement, pays the difference between Kenmec’s third party acquisition costs for such Obsolete Components and the selling price for such Obsolete Components; or (c) scrapping and disposing of the Obsolete Components and OJO paying Kenmec’s third party acquisition costs for such Obsolete Components.  Notwithstanding the above, Kenmec will be responsible for expenses caused by failure to implement an acknowledged Change Order or accepted Impact Proposal.

13.4.     Change Monitoring and Tracking. Upon implementation of an OJO approved change to a Product under this Article 13, Kenmec will provide OJO with the first (1st) serial number, first MAC Address, first shipping date, Order number and quantity of Product to be included in that first shipment of Product incorporating the change. Residual inventories of pre-existing finished goods inventory or work in progress for the affected Products will be disposed of or processed as mutually agreed to by the Parties.

13.5.     Emergency Change Request.  Kenmec agrees to acknowledge all written emergency change requests within one (1) Business Day, such acknowledgments to include at a minimum, a date on which Kenmec will respond to OJO with the conditions (including price and delivery impact) for implementing the proposed changes.  An emergency will be defined as a severe situation, including Product safety, Product quality or a line shut down. Upon both Parties’ agreement on the price, delivery, or any other conditions impacted by the emergency change request, OJO will issue a Change Order to Kenmec reflecting these new terms and conditions.

14.         PROPERTY RIGHTS.

14.1.     Title to Property.

14.1.1.   Kenmec acknowledges that OJO will at all times retain all right, title and interest in OJO Property.  OJO Property will be provided to Kenmec as bailed property under the terms of this Article 14.  Each Party will maintain all right, title and interest in Pre-Existing Intellectual Property, subject only to any licenses that may be granted by the owning Party.  Ownership of Intellectual Property conceived or developed by OJO or jointly developed by the Parties under any Services Agreement will be owned by OJO and shall be deemed OJO Property.  If all undisputed amounts under all outstanding invoices that are due and payable have been paid by OJO to Kenmec, ownership of Intellectual Property conceived or developed solely by Kenmec under any Services Agreement at such time will be owned by OJO and shall be deemed OJO Property.  Notwithstanding anything to the contrary in any Services Agreement, to the extent the results of Kenmec’s performance of Manufacturing Services or other services may constitute “work made for hire” for OJO under the USA Copyright Revision Act of 1976, then such work shall be considered “work made for hire” by the Parties.

14.1.2.   To the extent that any OJO Property is not the property of OJO by operation of Law, Kenmec, and Kenmec shall cause each of its Related Persons to, irrevocably assign, transfer and convey to OJO, without further consideration, all right, title and interest of Kenmec or such Related Person, as the case may be, in and to such OJO Property.  In addition, Kenmec will, and Kenmec shall cause each of its Related Persons to, execute any necessary documents and will take such other actions and otherwise assist OJO, as reasonably requested, to perfect OJO’s ownership of the OJO Property.  Kenmec shall ensure that all of its Related Persons involved with the creation of OJO Property execute an assignment in favor of Kenmec assigning any and all rights that they may have in any OJO Property.  Kenmec appoints, and Kenmec shall cause each of its Related Persons to appoint, OJO, its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for Kenmec and each of its Related Persons, as the case may be, to appoint, and in the name of Kenmec and each of its Related Persons, as the case may be, place, and stead, in any and all capacities, to sign any and all documents and certificates to perfect OJO’s ownership of the OJO Property, granting unto OJO, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as it might or could do in person, ratifying and confirming all that OJO, or its substitute, may lawfully do or cause to be done by virtue of any Services Agreement.

14.1.3.   Limited license to OJO Property. OJO grants to Kenmec a worldwide, non-exclusive, non-assignable, non-transferrable, royalty-free license during the Term to use the OJO Property for the sole purpose of providing Manufacturing Services to OJO under the Services Agreements.  OJO may revoke this license at any time and for any reason.

14.2.     OJO Property.  Kenmec agrees that all OJO Property shall (a) remain personal property, and not become a fixture to real property; (b) be subject to inspection and audit by OJO at any time; (c) be used only in filling Orders from OJO; (d) be kept free of Encumbrances; (e) be kept separate or identifiable from other materials, tools or property of Kenmec or held by Kenmec; (f) be kept in the same condition as received, normal wear and tear excepted and (g) not be modified in any manner by Kenmec without prior written permission from OJO.  OJO Property shall be deemed Confidential Information of OJO.  During the Term plus any period of support that may survive termination or expiration of any Services Agreement, Kenmec agrees to inform OJO promptly of any Developments.  Kenmec will maintain accurate records of the receipt and location of all OJO Property.  Kenmec will bear all risk of loss with respect to OJO Property in the possession or control of Kenmec or its Related Persons.

14.3.     Use of Kenmec Intellectual Property.  Kenmec represents and warrants that no Kenmec Intellectual Property has been incorporated into any OJO Property.  Kenmec shall not incorporate any Kenmec Intellectual Property into any OJO Property without OJO’s prior written approval.  To the extent any Kenmec Intellectual Property is incorporated within, or used in connection with, any OJO Property, Kenmec grants to OJO a non-exclusive, royalty-free, fully paid up, worldwide, transferable, perpetual, license (including the right to sublicense to third parties) to such Kenmec Intellectual Property to disclose, make, have made, sell, offer for sale, import, use, reproduce, modify, adapt, display, distribute, to make derivative works, and make other versions of OJO Property and any future products of OJO or its Related Persons.

14.4.     Return of OJO Property. Upon OJO’s request, Kenmec will promptly return to OJO, in good condition, normal wear and tear excepted, any OJO Property requested by OJO.  The Parties shall mutually agree on the manner and procedure for returning the OJO Property.  OJO Property will be shipped FCA (Incoterms 2000) at Kenmec’s facility.  Notwithstanding the foregoing, if the return of OJO Property is due to the termination by OJO of a Services Agreement under Section 16.2 where Kenmec is the Breaching Party, Kenmec will pay all shipping costs to return the OJO Property to a shipping address specified by OJO and any insurance requested by OJO.  If the OJO Property is not delivered within the time frame mutually agreed upon by the Parties, without excusing Kenmec’s breach of its obligation to deliver the OJO Property to OJO, Kenmec shall permit OJO to enter upon Kenmec’s premises to take possession of, assemble and collect OJO Property or render them unusable.

14.5.     Warranty Disclaimer.  ALL OJO PROPERTY IS PROVIDED “AS-IS” WITH NO WARRANTIES WHATSOEVER, EITHER EXPRESSED OR IMPLIED, ORAL, OR WRITTEN. OJO SPECIFICALLY DISCLAIMS ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15.         FORCE MAJEURE EVENTS.  Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under any Services Agreement resulting from any cause beyond its reasonable control, and without that Party’s fault or negligence, which may include acts of God, acts of war, power failures, fire, explosions, floods, hurricanes, typhoons, tornadoes, earthquakes, and, if affecting the general industry (not just the applicable Party), strikes, industrial disputes, lockouts, sabotage, terrorism, destruction of manufacturing facilities, riots or civil disturbances or acts by any Governmental Authority.  Failure of a supplier to or subcontractor of Kenmec will not be considered a force majeure event unless the supplier or subcontractor is the sole source of a supply of product or services and is itself subject to a force majeure event. The Party affected by such event will notify the other Party of the force majeure event within two (2) Business Days of occurrence of the event. The Party receiving notice may terminate the applicable Services Agreement that is subject to a declaration of force majeure event in whole or in part if the delay caused by the force majeure event is not cured within thirty (30) days of receipt of such notice.

16.         TERMINATION.

16.1.     Term of Agreement.  Subject to earlier termination pursuant to Section 16.2, this Agreement shall commence as of the Effective Date and will remain in effect until the later of (a) the two (2) year anniversary of the Effective Date, which shall be automatically extended for successive one year terms unless a Party delivers written notice to the other Party of its intention not to extend, not less than one-hundred twenty (120) days prior to the expiration of the then current term or (b) the termination or expiration of the last to terminate or expire of the SOWs.

16.2.     Early Termination.  If a Breach Event occurs with respect to a Party (such Party, the “Breaching Party”), the non-breaching Party may, by notice to the Breaching Party, terminate the applicable Services Agreement or any Order outstanding thereunder unless, if the breach is able to be cured, the Breaching Party cures the breach within thirty (30) days after receipt of notice and the Breaching Party provides the non-breaching Party, upon request, with reasonable assurances of future performance.  The right, if any, of either party to terminate for convenience shall be set forth in each SOW.

17.         EFFECT OF EXPIRATION OR TERMINATION.

17.1.     Effect of Expiration or Termination for Any Reason. Upon expiration or termination of any Services Agreement for any reason, and in the case of termination of a SOW, only to the extent applicable to the terminated SOW:

17.1.1.   All Accepted Orders issued prior to the effective date of the termination or expiration will be fulfilled pursuant to and subject to the terms of the applicable Services Agreement, even if the Shipment Dates of Products under such Orders are after the effective date of expiration or termination;

17.1.2.   All licenses granted by OJO to Kenmec to any OJO Property or Intellectual Property will automatically terminate;

17.1.3.   Kenmec will identify any Products or Components in inventory and on order;

17.1.4.   Kenmec will cancel all cancelable, pending orders to suppliers within five (5) Business Days from the date of notification of termination or non-renewal of the applicable Services Agreement or partial termination or cancellation of the Order or Services Agreement, and within ten (10) Business Days thereafter notify OJO of the cancellation.  To the extent OJO may be liable for orders with suppliers pursuant to the terms of the Services Agreements, OJO will not be liable for orders with suppliers where Kenmec has not issued a cancellation notice within this five (5) Business Day period unless expressly notified by Kenmec and approved by OJO.  Kenmec will use Commercially Reasonable Efforts to cancel any other purchase commitments or return for credit or find other use for all Components intended for use in the Product and, following such actions and if Kenmec has followed Prudent Procurement Practices, OJO assumes ultimate financial responsibility for the direct costs for work in progress, Product inventory and Component inventory to meet Accepted Orders that have been canceled or decreased or Forecasts that have been revised; and

17.1.5.   Except for termination of the applicable Services Agreement where Kenmec is the Breaching Party, OJO will reimburse Kenmec for any mutually agreed non-recovered non-recurring engineering expenses agreed to by the Parties.

17.2.     Manufacturing Rights.

17.2.1.   If Kenmec ceases to supply any Product due to (a) discontinuance of the Product in accordance with Section 4.8; (b) termination of a Services Agreement by OJO for breach by Kenmec in accordance with Section 16.2; (c) the commencement of any proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a Party; an assignment by Kenmec for the benefit of creditors or any general arrangement with creditors; appointment by Kenmec of a receiver or an assignee for the benefit of creditors; whether or not OJO terminates any applicable Services Agreements; or (d) termination of a Services Agreement by OJO for a Force Majeure Event resulting in Kenmec’s inability to manufacture any Products, then Kenmec grants to OJO a non-exclusive, royalty-free, worldwide, transferable, perpetual irrevocable license to all Kenmec Intellectual Property necessary to enable OJO to make, have made, sell, offer for sale, import, use, reproduce, modify, adapt, display, distribute, make derivative works and make other versions of the Deliverables.  OJO may sublicense these rights to third parties.

17.2.2.   If OJO is entitled to access Kenmec’s Intellectual Property under this Section 17.2, Kenmec shall promptly provide to OJO without charge all information, including Technical Manufacturing Information, parts catalogues, schematics, material lists, Design Changes, Change Orders, and other servicing documentation, to enable OJO to independently manufacture, test and repair any Deliverables.  If Kenmec refuses to cooperate with its obligations under this Section 17.2, OJO may charge Kenmec for all reasonable costs to procure or prepare the documentation.

17.2.3.   If OJO is entitled to access Kenmec’s Intellectual Property under this Section 17.2, Kenmec will furnish to OJO, within seven (7) days after OJO’s request, the names and addresses of Kenmec’s sources for Components or materials not manufactured by Kenmec, including the terms of any arrangements with such sources and the appropriate part numbers for commercially available equivalents of electronic parts.  Kenmec will use all reasonable efforts to assist OJO in procuring the right to purchase all such components or materials directly from Kenmec’s vendors.

17.2.4.   If OJO is entitled to access Kenmec’s Intellectual Property under this Section 17.2 and if requested by OJO, Kenmec will assign to OJO any license rights it may have with third parties for software, documentation, or any Intellectual Property used in the manufacture of the relevant Products.  If any such license rights are assigned by Kenmec to OJO, OJO shall reimburse Kenmec for the unamortized costs of any such assigned licensed rights.

17.3.     Survival.  Obligations and rights in connection with any Services Agreement, which by their nature would continue beyond the termination or expiration of such Services Agreement (including those in Sections 2 (“Definitions); 5.4 (“Late Shipment”); 8 (“Pricing and Payment Terms”); 10 (“Warranties and Indemnification”); 11 (“Non-Conforming Products”); 14 (“Property Rights”); 16 (“Termination”); 17 (“Effect of Expiration or Termination”); and 19 (“Miscellaneous”)) will survive any expiration or termination of such Services Agreement.

18.         INSURANCE REQUIREMENTS.

18.1.     During the Term and at all times that Kenmec performs Manufacturing Services, Kenmec will maintain in full force and effect, at Kenmec’s own expense, for the benefit of Kenmec, OJO and OJO’s Related Persons, the following insurance coverage:

18.1.1.   Workers’ Compensation and Employer’s Liability. Workers’ Compensation insurance and employer’s liability insurance will be provided as required by applicable Law where work under the Services Agreements is performed.  Employer’s liability insurance will be provided in amounts and coverages not less than that provided by similarly situated businesses.

18.1.2.   Insurance Coverage. Kenmec will maintain commercial general liability insurance on an occurrence basis (including premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability in amounts and coverages not less than that provided by similarly situated businesses. The insurance required by this Section 18.1.2 shall be primary and no other insurance will be called upon to contribute to the extent a loss is covered thereunder, and Kenmec will secure endorsements from its insurers to this effect.  Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will provide for a minimum of sixty (60) days written notice to OJO of any cancellation or reduction in coverage.

18.2.     Additional Requirements.  For any insurance required by this Article 18, Kenmec shall not rely on self insurance and all policy deductibles will be paid by Kenmec.  In no event will any insurance, or the lack or unavailability of any insurance, be deemed to limit or diminish Kenmec’s obligations or liability to OJO or its Related Persons under the Services Agreements.

19.         MISCELLANEOUS.

19.1.     Notices.  Notices, authorizations, approvals, designations and agreements given pursuant to the Services Agreements shall be in writing, signed by an authorized representative of each Party and shall be deemed to have been duly given on the date established by the sender as having been delivered personally, upon confirmation of receipt if sent by facsimile or email, on the date delivered by a private courier as established by the sender by evidence obtained from the courier, or on the fifth day after the date mailed, if mailed by certified or registered mail, return receipt requested, postage prepaid, to the Party being notified at its address or facsimile number set forth below (or such other address as the addressee may subsequently notify the other Party of in writing):

If to Kenmec:

3F, No. 97, Sec. 2, Nan-Kang Rd.
Taipei 11578, Taiwan
Attention:  Chief Executive Officer
Facsimile: 886-2-2785-9213
Email: sfnan@kenmec.com

If to OJO:

3190 Tremont Avenue
Trevose, Pennsylvania 19053
Attn: Senior Vice President, Engineering
Facsimile: 215-354-1049
Email: wblackmon@wgate.com

With a copy to:
3190 Tremont Avenue
Trevose, Pennsylvania 19053
Attn: General Counsel
Facsimile: 215-354-1049
Email: cvitale@wgate.com

19.2.     Exhibits.  Exhibit A attached to this Agreement is deemed a part of this Agreement and incorporated in this Agreement.

19.3.     Independent Contractors.  Each Party represents and warrants to the other that its relationship with the other under any Services Agreement will be as an independent contractor and neither Party is a partner, employee, agent or joint venturer of or with the other.  Neither Party has the right to bind the other Party, transact any business in other Party’s name or on the other Party’s behalf or incur any liability for or on behalf of the other Party.

19.4.     Severability.  If any provision of the Services Agreements is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, such determination will not impair or affect the validity, legality or enforceability of the remaining provisions of the Services Agreements, and each provision is declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the Parties will negotiate in good faith to substitute for such provision, to the extent possible, a new provision that most nearly effects the original intent in entering into such Services Agreement or to provide equitable adjustment in the event no such provision can be added.

19.5.     Hierarchy of Documents.  Unless mutually agreed to by the Parties, in the event of any conflict between the provisions of this Agreement or any Exhibits, SOWs or Orders negotiated either prior to or subsequent to this Agreement, the order of precedence is as follows: (a) the SOW; (b) this Agreement; (c) the Exhibits to this Agreement; and (d) each Order.

19.6.     Confidential Information.  The provisions of the Mutual Nondisclosure Agreement, dated October 21, 2009, between Kenmec and WorldGate Communications, Inc, shall apply to the Parties, substituting OJO for WorldGate Communications, Inc.

19.7.     Entire Agreement, Amendment and Waiver. This Agreement, together with the Exhibits and any subsequently executed SOWs, Forecasts or Orders, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  No modifications, amendments, or waiver of any term, condition, or provision of the Services Agreements will be binding on either Party unless in writing.  No failure or delay by a Party in exercising any right, power or remedy will operate as a waiver of that right, power or remedy, and no waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. If a Party waives any right, power or remedy, the waiver will not waive any successive or other right, power or remedy that Party may have.

19.8.     Governing Law. The Services Agreements shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania, (a) without giving effect to any choice of Law or conflicts of Laws provisions or rule of any jurisdiction that would cause the substantive Laws of any other jurisdiction to apply and (b) without giving effect to the Convention of the International Sale of Goods.  Kenmec irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of either the Court of Common Pleas of Bucks County, Pennsylvania or of the United States of America located in the Eastern District of Pennsylvania for any actions, suits or proceedings arising out of or relating to the Services Agreements.  Kenmec irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the Services Agreements, in the courts of either the Court of Common Pleas of Bucks County, Pennsylvania or of the United States of America located in the Eastern District of Pennsylvania and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

19.9.     Assignment. Neither Party may, directly or indirectly, in whole or in part, by operation of Law or otherwise, assign or transfer any Services Agreement or delegate any of its obligations under any Services Agreement without the other Party’s written consent.  Any attempted assignment, transfer or delegation without such prior written consent will be void.  In an event of a change in control of Kenmec, such change in control of Kenmec shall be deemed a Breach Event and OJO may terminate this Agreement pursuant to Section 16.2.  Notwithstanding the foregoing, OJO, or its permitted successive assignees or transferees, may assign or transfer any Services Agreement, or delegate any rights or obligations under any Services Agreement, without consent of Kenmec, to any Affiliate of OJO or any of their permitted successive assignees or transferees.  Without limiting the foregoing, each Services Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

19.10.   Subcontracting. Any subcontracting or delegation by Kenmec of its obligations under any Services Agreement requires OJO’s prior written approval.  OJO may require Kenmec to replace any previously approved subcontractor whose performance, in the judgment of OJO, has been unacceptable.  Kenmec is responsible for managing all subcontractors and remains responsible for all obligations delegated to subcontractors to the same extent as if such obligations were retained by Kenmec.

19.11.   Bankruptcy.  Notwithstanding anything to the contrary in any Services Agreement, (a) all rights and licenses granted under any Services Agreement are intended to be, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (“Section 365(n)”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code; and (b) the Deliverables are, and shall be deemed to be, “embodiment[s]” of “intellectual property”.  All of the rights of OJO under the Services Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which Kenmec is a debtor.  Without limiting the generality of the foregoing, Kenmec acknowledges that the rights and licenses granted to OJO pursuant to any Services Agreement, to the maximum extent permitted by Law, shall not be affected by the rejection of such Services Agreement in bankruptcy, and shall continue subject to the terms and conditions of such Services Agreement.  In the event that any Services Agreement is rejected or deemed rejected in a bankruptcy proceeding, any continuing payments required by OJO hereunder shall be equitably adjusted to reflect the loss of any services or other rights of OJO or obligations of Kenmec that are terminated as a result of the Rejection.

19.12.   Interpretation. The Article and Section headings in the Services Agreements are for convenience of reference only. The Article and Section headings will not limit or extend the meaning of any provision of the Services Agreements, and will not be relevant in interpreting any provision of the Services Agreements.  References to specific Articles and Sections shall be deemed to be references to Articles and Sections of the Services Agreement in which they appear.  Unless the context requires otherwise, in each Services Agreement (a) “including” (and any of its derivative forms) means “including but not limited to”, (b) “may” means has the right, but not the obligation to do something and “may not” means does not have the right to do something, (c) “will” and “shall” are expressions of command, not merely expressions of future intent or expectation, (d) “written” or “in writing” is used for emphasis in certain circumstances, but that will not derogate from the general application of the notice requirements set forth in Section 19.1 in those and other circumstances, (e) use of the singular imports the plural and vice versa, (f) use of a specific gender imports the other gender; (g) all monies payable or to be paid are expressed in United States dollars; (h) any approval, determination, election or authorization required to be obtained from OJO shall be at OJO’s sole discretion and (i) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.  Each Party certifies that it has read the terms of this Agreement, that it understands the terms of this Agreement, and that it is entering into this Agreement of its own volition.  Each Party certifies that it will read the terms of each SOW, that it will understand the terms of each SOW, and that it will enter into each SOW of its own volition.  Each Party warrants and represents that it has received independent legal advice from its attorney regarding its decision with respect to the advisability of making and entering into this Agreement.  Each Party warrants and represents that it will receive independent legal advice from its attorney regarding its decision with respect to the advisability of making and entering into any SOW.  Each Party and its counsel has reviewed this Agreement and has participated in its drafting and, accordingly, no Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.  Each Party and its counsel will review each SOW and will participate in its drafting and, accordingly, no Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of each SOW.

19.13.   Third Party Beneficiaries. Each Services Agreement is entered into solely between the Parties and, except for the Parties’ indemnification obligations, will not be deemed to create any rights in any third parties or to create any obligations of either Party to any third parties.

19.14.   Translation. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith (including any other Services Agreements), along with any amendments hereto or thereto, are drafted in the English language.

19.15.   Counterparts.  Each Services Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement, any and all agreements and instruments executed and delivered in accordance herewith (including any other Services Agreements), along with any amendments hereto or thereto, to the extent signed and delivered by means of email, a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Master Manufacturing Agreement as of the date first written above.

Ojo Video Phones, LLC

By: WorldGate Communications, Inc., its sole member

By:	/s/ George E. Daddis, Jr.
Name: George E. Daddis, Jr.
Title: Chief Executive Officer

Kenmec Mechanical Engineering Co., Ltd.

By:	/s/ Shun Fa Nan
Name: Shun Fa Nan
Title: Chief Executive Officer

GUARANTEE

WorldGate Communications, a Delaware corporation and sole member of Ojo Video Phones, LLC, hereby guarantees the payment by Ojo Video Phones, LLC of its obligations under the foregoing Master Manufacturing Agreement.

WorldGate Communications, Inc.

By:	/s/ George E. Daddis, Jr.
Name: George E. Daddis, Jr.
Title: Chief Executive Officer

EXHIBIT A

Reporting Requirements

Kenmec agrees to provide OJO the reports listed below.  OJO reserves the right upon two (2) Business Days prior notice, to conduct an audit of Kenmec’s books and records to confirm the accuracy of the reports described in this Exhibit A.  Exhibit A may be amended from time to time by OJO upon five (5) Business Days notice to Kenmec.

1.	Inventory Material Liability Report.

a.	Summary Report. A monthly summary report of all OJO inventory liabilities in a spreadsheet or database format.

b.
Detailed Report.  A monthly detailed report from which the summary information will be generated that includes the following information for each key Component (as mutually agreed to by the Parties):  OJO Component part; inventory on hand and on order by OJO Component part; and minimum order quantities and lead times for each key OJO Component part.

2.	Accounts Outstanding Payables to Kenmec. A monthly report of accounts receivable owed by OJO to Kenmec that are aged 1-30, 31-90 and > 90 days. Kenmec will also report the average payment days.

3.
Discontinuance Report.  A monthly report showing all open discontinuances and inventory of discontinued Components.  This report will provide details of current status of activities, the responsible contact for each Party, date of last buy availability, and date for closure.

4.	Yield Report. A monthly report detailing 1st pass test yield by Product. Kenmec will also maintain records of test results and repair detail by Product for review upon request.

5.	Shipment Report. A monthly report comparing actual shipment to the Scheduled Shipment Date and acceptance by OJO in accordance with Section 5.2.

6.	Additional Reporting Requirements. Additional management reports as reasonably requested to allow OJO to measure Kenmec’s ongoing performance or otherwise.